Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 23, 2018	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2018;
DIVIDEND OF $0.11 PER COMMON SHARE DECLARED;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, APRIL 24, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the third quarter of fiscal 2018 of $5.3 million, an increase of $1.3 million, or 33.0%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in noninterest expense, provision for income taxes, and provision for loan losses. Third quarter earnings were negatively impacted by non-recurring charges related to the acquisition of Southern Missouri Bancshares, Inc., and its subsidiary, Southern Missouri Bank of Marshfield (the "SMB-Marshfield Acquisition"), and positively impacted by gains realized on the sale of available-for-sale (AFS) securities and fixed assets. Preliminary net income available to common stockholders was $.60 per fully diluted common share for the third quarter of fiscal 2018, an increase of $.07 as compared to the $.53 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2018:

Annualized return on average assets was 1.15%, while annualized return on average common equity was 11.2%, as compared to 1.07% and 11.9%, respectively, in the same quarter a year ago, and 1.17% and 11.6%, respectively, in the second quarter of fiscal 2018, the linked quarter.

Earnings per common share (diluted) were $.60, up $.07, or 13.2%, as compared to the same quarter a year ago, and unchanged from the second quarter of fiscal 2018, the linked quarter.

Net loan growth for the third quarter of fiscal 2018 was $69.5 million, as the SMB-Marshfield Acquisition contributed $68.3 million in new loans; organic growth was limited in what is normally a seasonally slow quarter for the Company. Net loans are up $124.7 million, or 8.9%, for the fiscal year to date. Deposit growth was $65.4 million for the third quarter, as the SMB-Marshfield Acquisition contributed $68.2 million in new deposits. Exclusive of the acquisition, the Company reduced wholesale deposits. Deposits are up $118.7 million, or 8.2%, for the fiscal year to date.

Net interest margin for the third quarter of fiscal 2018 was 3.74%, up from the 3.64% reported for the year ago period, and down from 3.87% for the second quarter of fiscal 2018, the linked quarter. Discount accretion in the current quarter was up significantly from the year-ago period, and down from the linked quarter, as discussed in detail below.

Noninterest income, excluding securities gains, was up 23.6% for the third quarter of fiscal 2018, compared to the year ago period, and up 15.3% as compared to the second quarter of fiscal 2018, the linked quarter. The current period included gains on the sale of AFS securities and fixed assets, discussed in detail below.

Noninterest expense was up 24.7% for the third quarter of fiscal 2018, compared to the year ago period, and up 13.4% from the second quarter of fiscal 2018, the linked quarter. The current period included elevated nonrecurring charges related to the SMB-Marshfield Acquisition, discussed in detail below.

Nonperforming assets were $10.4 million, or 0.56% of total assets, at March 31, 2018, as compared to $6.3 million, or 0.37% of total assets, at our fiscal year end, June 30, 2017, and $11.0 million, or 0.62% of total assets, at December 31, 2017, the linked quarter end.

Dividend Declared:

The Board of Directors, on April 17, 2018, declared a quarterly cash dividend on common stock of $0.11, payable May 31, 2018, to stockholders of record at the close of business on May 15, 2018, marking the 96th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 24, 2018, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through May 8, 2018. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10119709.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2018, with total assets of $1.8 billion at March 31, 2018, reflecting an increase of $142.1 million, or 8.3%, as compared to June 30, 2017. Asset growth was comprised mainly of loan growth.

Available-for-sale ("AFS") securities were $146.1 million at March 31, 2018, an increase of $1.7 million, or 1.2%, as compared to June 30, 2017. Cash equivalents and time deposits were $32.7 million, an increase of $1.2 million, or 3.8%, as compared to June 30, 2017.

Loans, net of the allowance for loan losses, were $1.5 billion at March 31, 2018, an increase of $124.7 million, or 8.9%, as compared to June 30, 2017. The increase was attributable in large part to the SMB-Marshfield Acquisition, which added loans totaling $68.3 million at fair value. Inclusive of these acquired loans, our portfolio saw growth in commercial real estate loans, residential real estate loans, consumer loans, commercial loans, and drawn balances in construction loans. Commercial real estate growth was mostly attributable to increases in loans secured by nonresidential properties and agricultural real estate. Residential real estate growth was attributable to growth in loans secured by 1-4 family properties, partially offset by a decline in loans secured by multifamily properties. The increase in commercial loan balances was attributable to growth in commercial & industrial lending, partially offset by paydowns in agricultural operating loans. Loans anticipated to fund in the next 90 days stood at $91.4 million at March 31, 2018, as compared to $97.3 million at December 31, 2017, and $43.0 million at March 31, 2017.

Nonperforming loans were $6.2 million, or 0.41% of gross loans, at March 31, 2018, as compared to $3.2 million, or 0.23% of gross loans, at June 30, 2017. Nonperforming assets were $10.4 million, or 0.56% of total assets, at March 31, 2018, as compared to $6.3 million, or 0.37% of total assets, at June 30, 2017. The increase in nonperforming loans and assets was comprised mainly of an increase in nonaccrual loans, which was attributable primarily to two relationships: a $1.7 million relationship secured by commercial collateral, agricultural real estate, and commercial real estate, which has deteriorated relatively recently; and a $1.0 million multifamily relationship which has been considered a classified asset for approximately four years. The remainder of the increase is attributable to a number of consumer loans, secured primarily by residential real estate. In our prior quarterly earnings release, the Company noted a $4.7 million commercial relationship which had moved to more than 90 days delinquent and still accruing. This relationship had been considered a classified asset for more than five years. The Company was in negotiations for renewal and modification with the borrower during the quarter ended December 31, 2017. Included in the relationship is a $3.5 million loan secured by commercial real estate and equipment which carries a 90% guaranty from the USDA, while the remaining balance is structured as lines of credit which are secured by additional commercial real estate, receivables, and a personal residence. A short-term renewal was completed during the quarter ended March 31, 2018, and the Company continues to work with the borrower toward a longer-term restructuring. Our allowance for loan losses at March 31, 2018, totaled $17.3 million, representing 1.12% of gross loans and 278% of nonperforming loans, as compared to $15.5 million, or 1.10% of gross loans, and 482% of nonperforming loans, at June 30, 2017. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at March 31, 2018, is adequate, based on that measurement.

Total liabilities were $1.7 billion at March 31, 2018, an increase of $118.7 million, or 7.7%, as compared to June 30, 2017.

Deposits were $1.6 billion at March 31, 2018, an increase of $118.7 million, or 8.2%, as compared to June 30, 2017. Deposit growth was attributable in large part to the SMB-Marshfield Acquisition, which added deposits of $68.2 million at fair value. Inclusive of these assumed deposits, our deposit balances saw growth in interest-bearing transaction accounts, money market deposit accounts, and noninterest-bearing transaction accounts, while certificate of deposit balances declined. Since June 30, 2017, the Company's public unit deposits increased by $73.4 million (including $7.7 million from the SMB-Marshfield Acquisition), brokered certificates of deposit decreased $50.4 million, and brokered nonmaturity deposits decreased $2.5 million. Our discussion of brokered deposits excludes those brokered deposits originated through reciprocal arrangements, as our reciprocal brokered deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. The average loan-to-deposit ratio for the third quarter of fiscal 2018 was 96.8%, as compared to 98.7% for the same period of the prior fiscal year.

FHLB advances were $50.9 million at March 31, 2018, an increase of $7.2 million, or 16.5%, as compared to June 30, 2017, as the Company assumed $4.8 million (at fair value) in term advances in the SMB-Marshfield acquisition and utilized overnight funding to provide for loan growth in excess of deposit growth and to allow brokered deposits to mature without renewal. Securities sold under agreements to repurchase totaled $3.8 million at March 31, 2018, a decrease of $6.4 million, or 63.1%, as compared to June 30, 2017, as we continued to encourage larger customers to migrate from this product to a reciprocal brokered deposit arrangement. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $196.5 million at March 31, 2018, an increase of $23.4 million, or 13.5%, as compared to June 30, 2017. The increase was attributable to common stock issued in the SMB-Marshfield acquisition and retention of net income, partially offset by payment of dividends on common stock and a decrease in accumulated other comprehensive income.

Income Statement Summary:

The Company's net interest income for the three-month period ended March 31, 2018, was $15.7 million, an increase of $3.2 million, or 26.1%, as compared to the same period of the prior fiscal year. The increase was attributable to a 22.9% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 3.74% in the current three-month period, from 3.64% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company's August 2014 acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks (the "Peoples Acquisition"), decreased to $113,000 for the three-month period ended March 31, 2018, as compared to $216,000 for the same period of the prior fiscal year. Loan discount accretion and deposit premium amortization related to the Company's June 2017 acquisition of Tammcorp, Inc., and its subsidiary, Capaha Bank (the "Capaha Acquisition") resulted in an additional $429,000 in net interest income for the three-month period ended March 31, 2018, with no comparable item in the same period a year ago. Combined, these components of net interest income contributed 13 basis points to net interest margin in the three-month period ended March 31, 2018, as compared to a contribution of six basis points for the same period of the prior fiscal year. For the linked quarter, ended December 31, 2017, when net interest margin was 3.87%, comparable items contributed 21 basis points to the net interest margin. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay, however, the Capaha Acquisition will contribute additional net interest income during fiscal 2018, with no comparable items from fiscal 2017 periods. Also, additional interest income was recognized in the current quarter due to the resolution of specific purchased credit impaired loans from the Capaha Acquisition.

The provision for loan losses for the three-month period ended March 31, 2018, was $550,000, as compared to $376,000 in the same period of the prior fiscal year. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.15% (annualized), while the Company recorded net charge offs during the period of 0.04% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of 0.12% (annualized), while the Company recorded net charge offs of 0.06% (annualized).

The Company's noninterest income, including securities gains, for the three-month period ended March 31, 2018, was $3.9 million, an increase of $945,000, or 32.3%, as compared to the same period of the prior fiscal year. Gains on the sale of AFS securities totaled $254,000, and gains on the sale of fixed assets totaled $188,000, with no comparable activity in the year ago period. The year-ago period included a non-recurring benefit of $302,000 related to bank-owned life insurance, with no comparable activity in the current period. Otherwise, the increase was attributable primarily to bank card interchange income, loan prepayment penalties, loan origination fees, loan servicing fees, deposit account service charges, and gains on the sale of residential real estate loans originated for that purpose, partially offset by a decrease in loan late charges collected.

Noninterest expense for the three-month period ended March 31, 2018, was $11.9 million, an increase of $2.4 million, or 24.7%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits and occupancy expenses, as a result of the Company's larger staff and number of facilities following the Capaha Acquisition. Expenses related to merger and acquisition activity in the current quarter totaled $443,000, compared to $73,000 in comparable charges in the same quarter a year ago, accounting for much of the increase noted in legal and professional fees, data processing, and other expenses. Additionally, noninterest expense increased compared to the same quarter a year ago as the Company amortized new core deposit intangibles and experienced higher bankcard network expenses. The efficiency ratio for the three-month period ended March 31, 2018, was 61.8%, as compared to 62.3% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended March 31, 2018, was $1.8 million, an increase of $347,000, or 23.7%, as compared to the same period of the prior fiscal year, attributable to higher pre-tax income, partially offset by a decrease in the effective tax rate, to 25.6%, as compared to 27.0% in the year-ago period. The lower effective tax rate was attributed primarily to the December 2017 enactment of a reduction in the federal corporate income tax rate. The year-ago period included a larger amount of nontaxable income related to bank-owned life insurance, while the current period included a larger amount of nondeductible acquisition expenses, which had the effect of decreasing the impact of the reduction in the statutory tax rate.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands, except per share data)	2018	2017	2017	2017	2017

Cash equivalents and time deposits	$32,730	$35,734	$25,849	$31,533	$21,508
Available for sale securities	146,127	148,353	147,680	144,416	134,048
FHLB/FRB membership stock	7,731	7,504	8,384	6,119	6,220
Loans receivable, gross	1,539,708	1,469,842	1,465,917	1,413,268	1,241,120
Allowance for loan losses	17,263	16,867	16,357	15,538	15,190
Loans receivable, net	1,522,445	1,452,975	1,449,560	1,397,730	1,225,930
Bank-owned life insurance	37,188	34,795	34,562	34,329	30,147
Intangible assets	20,213	14,752	15,071	15,390	7,287
Premises and equipment	55,495	53,479	54,129	54,167	46,624
Other assets	27,864	29,105	28,256	24,028	24,220
Total assets	$1,849,793	$1,776,697	$1,763,491	$1,707,712	$1,495,984

Interest-bearing deposits	$1,377,423	$1,316,703	$1,276,943	$1,269,394	$1,133,405
Noninterest-bearing deposits	196,914	192,266	194,747	186,203	139,095
Securities sold under agreements to repurchase	3,769	3,697	6,627	10,212	17,900
FHLB advances	50,850	59,914	84,654	43,637	51,619
Note payable	3,000	3,000	3,000	3,000	-
Other liabilities	6,420	5,721	5,613	7,335	5,156
Subordinated debt	14,921	14,896	14,872	14,848	14,824
Total liabilities	1,653,297	1,596,197	1,586,456	1,534,629	1,361,999

Common stockholders' equity	196,496	180,500	177,035	173,083	133,985
Total stockholders' equity	196,496	180,500	177,035	173,083	133,985

Total liabilities and stockholders' equity	$1,849,793	$1,776,697	$1,763,491	$1,707,712	$1,495,984

Equity to assets ratio	10.62%	10.16%	10.04%	10.14%	8.96%

Common shares outstanding	8,993,084	8,588,338	8,591,363	8,591,363	7,450,041
Less: Restricted common shares not vested	29,200	10,600	17,975	18,775	33,175
Common shares for book value determination	8,963,884	8,577,738	8,573,388	8,572,588	7,416,866

Book value per common share	$21.92	$21.04	$20.65	$20.19	$18.06
Closing market price	36.60	37.59	36.49	32.26	35.52

Nonperforming asset data as of:	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2018	2017	2017	2017	2017

Nonaccrual loans	$6,218	$1,635	$2,307	$2,825	$3,069
Accruing loans 90 days or more past due	-	5,681	303	401	134
Total nonperforming loans	6,218	7,316	2,610	3,226	3,203
Other real estate owned (OREO)	4,067	3,653	3,357	3,014	3,296
Personal property repossessed	75	71	67	86	37
Total nonperforming assets	$10,360	$11,040	$6,034	$6,326	$6,536

Total nonperforming assets to total assets	0.56%	0.62%	0.34%	0.37%	0.44%
Total nonperforming loans to gross loans	0.41%	0.50%	0.18%	0.23%	0.26%
Allowance for loan losses to nonperforming loans	277.63%	230.55%	626.70%	481.65%	474.24%
Allowance for loan losses to gross loans	1.12%	1.15%	1.12%	1.10%	1.22%

Performing troubled debt restructurings (1)	$11,847	$8,472	$10,738	$10,908	$8,649

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2018	2017	2017	2017	2017

Interest-bearing cash equivalents	$3,898	$3,027	$2,268	$2,482	$1,896
Available for sale securities and membership stock	159,875	157,101	153,872	143,114	141,223
Loans receivable, gross	1,513,674	1,463,054	1,436,156	1,271,705	1,221,642
Total interest-earning assets	1,677,447	1,623,182	1,592,296	1,417,301	1,364,761
Other assets	144,828	141,666	140,660	117,235	119,437
Total assets	$1,822,275	$1,764,848	$1,732,956	$1,534,536	$1,484,198

Interest-bearing deposits	$1,368,235	$1,293,165	$1,280,842	$1,155,547	$1,099,319
Securities sold under agreements to repurchase	3,611	4,585	9,492	13,694	24,053
FHLB advances	40,268	70,797	55,063	55,914	71,405
Note payable	3,000	3,000	3,000	1,451	-
Subordinated debt	14,909	14,884	14,860	14,836	14,812
Total interest-bearing liabilities	1,430,023	1,386,431	1,363,257	1,241,442	1,209,589
Noninterest-bearing deposits	195,880	193,028	187,330	145,790	138,667
Other noninterest-bearing liabilities	7,871	6,657	7,367	5,191	3,480
Total liabilities	1,633,774	1,586,116	1,557,954	1,392,423	1,351,736

Common stockholders' equity	188,501	178,732	175,002	142,113	132,462
Total stockholders' equity	188,501	178,732	175,002	142,113	132,462

Total liabilities and stockholders' equity	$1,822,275	$1,764,848	$1,732,956	$1,534,536	$1,484,198

	For the three-month period ended
Quarterly Summary Income Statement Data:	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands, except per share data)	2018	2017	2017	2017	2017

Interest income:
Cash equivalents	$22	$11	$10	$8	$13
Available for sale securities and membership stock	1,026	984	946	895	875
Loans receivable	18,337	18,236	17,455	15,442	14,067
Total interest income	19,385	19,231	18,411	16,345	14,955
Interest expense:
Deposits	3,281	3,025	2,862	2,386	2,111
Securities sold under agreements to repurchase	8	8	14	18	25
FHLB advances	199	284	226	214	224
Note payable	30	29	28	13	-
Subordinated debt	192	182	178	173	163
Total interest expense	3,710	3,528	3,308	2,804	2,523
Net interest income	15,675	15,703	15,103	13,541	12,432
Provision for loan losses	550	642	868	383	376
Securities gains	254	37	-	-	-
Other noninterest income	3,616	3,137	3,271	2,884	2,925
Noninterest expense	11,927	10,519	10,755	10,823	9,564
Income taxes	1,810	2,546	1,889	1,506	1,463
Net income available to common stockholders	$5,258	$5,170	$4,862	$3,713	$3,954

Basic earnings per common share	$0.60	$0.60	$0.57	$0.49	$0.53
Diluted earnings per common share	0.60	0.60	0.56	0.49	0.53
Dividends per common share	0.11	0.11	0.11	0.10	0.10
Average common shares outstanding:
Basic	8,762,000	8,589,000	8,591,000	7,606,000	7,450,000
Diluted	8,775,000	8,619,000	8,620,000	7,635,000	7,479,000

Return on average assets	1.15%	1.17%	1.12%	0.97%	1.07%
Return on average common stockholders' equity	11.2%	11.6%	11.1%	10.5%	11.9%

Net interest margin	3.74%	3.87%	3.79%	3.82%	3.64%
Net interest spread	3.58%	3.72%	3.66%	3.71%	3.55%

Efficiency ratio	61.8%	55.8%	58.5%	65.9%	62.3%